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Exhibit 10.24

LICENSE AGREEMENT

        This LICENSE AGREEMENT (this "License") dated as of November 3, 2005 between Hirschfeld Communications LLC ("Licensor"), a Delaware limited liability corporation, having an address at 950 Third Avenue, New York, NY and Deja Foods, Inc. ("Licensee"), a Nevada corporation, having an address at 16501 Ventura Blvd. #608, Encino, CA 91436.

RECITALS

        A.    Licensor is the tenant under that certain lease dated October 19, 2005 between 950 Third Avenue LLC, as Landlord and Licensor, as tenant (the "Lease") for premises located at 950 Third Avenue, New York, New York as more fully described in the Lease (the "Premises"), which Premises shall be the address for notices from and after February 1, 2006.

        B.    Licensor desires to License to Licensee and Licensee desires to License from Licensor a portion of the Premises comprised of two private offices and one work station (as delineated on Exhibit A) (the "Licensed Premises").

        NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

  1.
  Licensor hereby Licenses to Licensee and Licensee hereby hires from Licensor the Licensed Premises.

  2.
  In addition to the Licensed Premises, Licensee shall have a non-exclusive license to use the common areas of the Premises, including the conference and meeting rooms and office equipment in accordance with procedures to be established by Licensor from time-to-time. Licensee agrees to pay, as additional license fees, usage charges for certain equipment and services as more fully described in Exhibit B annexed hereto and made a part hereof.

  3.
  The term of this License shall be for approximately five years, commencing on the date that Licensor occupies the Premises and expiring on the day before the fifth anniversary of such date (the "Term"), provided however, that Licensor may terminate this License upon ninety (90) days' notice to Licensee.

  4.
  Licensee agrees to pay to Licensor as and for License fees, in advance, on the first day of each month of the Term the amount of Four Thousand Seven Hundred Twenty One and 60/100 Dollars ($4,721.60).

  5.
  In addition, Licensee agrees to pay the following as "Additional License Fees" (a)an amount equal to 40% of the amount charged to Licensor as additional rent under the Lease (b) usage charges for certain equipment and services as more fully described in Exhibit B annexed hereto and made a part hereof. Licensee shall pay for long distance telephone service at its sole cost and expense.

  6.
  Licensee agrees that the Licensed Premises shall be delivered upon five (5) days' notice from Licensor.

  7.
  Licensee shall obtain its own property and casualty insurance for the Licensed Premises in the amounts set forth in the Lease, naming Licensor and Landlord as additional insureds. Licensee shall deliver a Certificate of Insurance to Licensor prior to taking occupancy, and a new Certificate of Insurance each year of the Term at least 30 days prior to expiration of the existing one.

  8.
  Licensee acknowledges receipt of a redacted copy of the Lease and agrees that its rights hereunder are and shall remain subject and subordinate to the terms of the Lease and

    Licensee agrees to abide by the terms of the Lease and perform all of the obligations of the tenant under the Lease with respect to the Licensed Premises, provided, however, that (a) in each instance where there is a time period in which the tenant under the Lease must perform, Licensee's time period for such performance shall be two (2) days shorter than as set forth in the Lease; (b) the term "Landlord' shall be deemed to mean "Licensor", the term "Tenant" shall be deemed to mean "Licensee", and the term "premises" shall be deemed to mean the "Licensed Premises"; and (c) fixed rent shall be deemed to mean the amount set forth in paragraph 3 hereof. Notwithstanding the foregoing, it is expressly agreed that Licensee shall not have any of the rights of a "tenant" under the law, but shall have the rights of a licensee.

  9.
  All notices shall be sent in the manner set forth for delivery of notices in the Lease, if to Licensor, at the Premises, and if to Licensee, at 16501 Ventura Blvd. #608, Encino, CA 91436.

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  10.
  Notwithstanding the terms of the Lease, Licensee shall have no rights to assign or sublet the Licensed Premises whatsoever. Licensee acknowledges and agrees that the rights granted hereunder are personal to Licensee and may not be assigned in any manner whatsoever.

  11.
  Licensee has deposited the sum of $21,862.50 (the "Security Deposit") as security for the faithful performance and observance by Licensee of the terms provisions and conditions of this License Agreement. In the event of any default hereunder, Licensor may, without notice, apply all or such part of the Security Deposit as necessary to cure such default. Licensee shall, immediately upon Licensor's demand, restore such amount applied so that at all times during the Term, the amount of the Security Deposit shall be no less than $21,862.50. Within thirty (30) days of the expiration of the Term, Licensor will return to Licensee any amount of the Security Deposit remaining after any application required to cure any defaults or damage to the Licensed Premises.

        IN WITNESS WHEREOF, the parties have executed this License as of the date first set forth above.

LICENSOR: HIRSCHFELD COMMUNICATIONS LLC

By:	/s/ JEFFREY A. HIRSCHFELD Jeffrey A. Hirschfeld President
LICENSEE: DEJA FOODS, INC.

By:	/s/ DAVID L. FOX David L. Fox President

EXHIBIT A
Licensed Premises

EXHIBIT B
Schedule of Additional Charges

        1.     Telephone (local dial tone/telephone services): pro rata share of Licensor's actual costs

        2.     Internet Access Fees: pro rata share of Licensor's actual costs

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LICENSE AGREEMENT